Exhibit 11

               AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES

          SCHEDULE SETTING FORTH THE COMPUTATION OF EARNINGS PER SHARE
                  (Amounts in thousands, except per share data)

                                                12/31/97        12/31/96         12/31/95
                                                --------        --------         --------
Weighted average number of shares
 outstanding:
  4% Preferred.........................              186             196              204
  6-1/2% Preferred.....................              981           1,028            1,094
  Class A..............................           23,742          20,780           20,677
  Common...............................                -           2,769            3,000
                                                ========        ========         ========

BASIC EPS
 Income (loss) from continuing operations       $ 13,832(1)     $ (7,724)(1)     $  5,921(1)
 Loss from discontinued operations.....                -          (2,892)          (4,315)
                                                --------        --------         --------
  Net income (loss)....................         $ 13,832        $(10,616)        $  1,606
                                                ========        ========         ========

 Earnings (loss) per Class A share:
  Earnings (loss) from continuing
   operations..........................         $    .58        $   (.33)        $    .25
  Loss from discontinued operations....                -            (.12)            (.18)
                                                --------        --------         --------
 Earnings (loss) per Class A share              $    .58        $   (.45)        $    .07
                                                ========        ========         ========

Shares used in calculation                        23,742          23,549(2)        23,677(2)

DILUTED EPS
 Income (loss) from continuing operations       $ 13,925(3)     $ (7,723)(3)     $  6,079(3)
 Loss from discontinued operations....                 -          (2,892)          (4,315)
                                                --------        --------         --------
  Net income (loss) ...................         $ 13,925        $(10,615)        $  1,764
                                                ========        ========         ========

 Earnings (loss) per Class A share:
  Earnings (loss) from continuing
   operations..........................         $    .50        $   (.28)        $    .21
  Loss from discontinued operations.....              -             (.10)            (.15)
                                                --------        --------         --------
 Earnings (loss) per Class A share.....         $    .50        $   (.38)        $    .06
                                                ========        ========         ========

Shares used in calculation                        27,615          27,613           27,980

(1) After deduction of preferred stock dividends of $351, $364 and $560, respectively.

(2) Includes 2,769 and 3,000 shares of Common stock, respectively. On December 11, 1996, all 3,000 shares of Common stock were exchanged for 3,000 shares of Class A stock.

(3) Includes decrease in net income of $258, $363 and $402, respectively, due to dilution in equity in earnings of affiliate.


                                      E-17